RESEARCH AGREEMENT

SCOPE OF WORK AND COMPENSATION

The Subject Company for this Research Agreement is Petrol Oil & Gas, Inc.

Symbol ___________

Form and Frequency of Reports: The initial term of coverage is one year and includes:

  Upon initiation of coverage, one full Research report discussing the Company, its products, markets, management, financial condition and operational prospects. This Research report will generally include a recommendation to Buy, Hold or Sell the Company's Securities and include estimates of operating results and a 12-18 month price target as determined by the Analyst.

  Three sequential quarterly reports, updating the prospects of the Company, earnings estimates and changes in price targets, generally after the Company reports its quarterly or annual results.

  Special update reports, at the Analyst's discretion, which and if events or circumstances reported by the Company or in the general business environment, change the last stated opinion, recommendation or price target.

Distribution of Research Reports:

The Analyst will distribute Research Reports to its list of interested Investors as well as to research distributors, including First Call and Zacks. Revenue and Earnings Per Share estimates will be provided to First Call and Zacks on a regular basis for the term of the Agreement. The Analyst may receive compensation from these distributors for Research submitted, and all proceeds of that compensation will reside wit the Analyst.

The Company is hereby authorized to distribute the Research Reports through its Investor Relations firm and to indicate on its Web Site that the Analyst is covering the Company. The Analyst will send electronic copies of the Research to interested Investors that are referred by the Company. The Analyst will be available by telephone for "reasonable" discussion of the Company's prospects and the Research Reports.

Compensation:

For the Scope of Work outlined above, the Company agrees to pay the Broker-Dealer an amount of 6,000, payable in advance, 10,000 Shares Restricted Stock, options on 50,000 shares- 25,000 at 2.50 and 25,000 at 4.00.

Initials:

Company:	Analyst:
/s/ Paul Branagan	/s/ Jospeh Blankenship
February 9, 2004